Global General Technologies, Inc.
201 South Biscayne Boulevard
28th Floor Miami Center
Miami, FLorida 33131
1-800-936-3204

                                        January 23, 2008

Smart Wear Technologies Inc.
10120 South Eastern Avenue
Suite 200
Henderson, Nevada 89052

Attention:          Robert Reed, President

Dear Mr. Reed:

Thank you for expressing an interest in our company.

Global General Technologies, Inc. (“GLGT”), a publicly-held Nevada corporation, is pleased to express its interest in pursuing a merger or other business combination (the “Prospective Business Combination”) with Smart Wear Technologies Inc. (“Smart Wear”), a privately-held Delaware corporation.

The purpose of this letter is to summarize the preliminary discussions and negotiations we have had regarding the Prospective Business Combination. This correspondence is not intended to be a comprehensive recitation of the terms of the Prospective Business Combination, nor is it intended to be conclusive as to any and all matters discussed or omitted unless expressly noted to the contrary. This is an expression of our mutual interest in the Prospective Business Combination only and is not in any way to be construed as a binding agreement, unless expressly noted to the contrary. Any agreement among the Parties shall be subject to the execution of a definitive agreement and appropriate related documentation in forms satisfactory to the Parties, their counsel, and their respective boards of directors, and, to extent, required, their shareholders.

Section 1. Type of Business Combination.

The authorized capital of Smart Wear consists of

(a)	shares of Common Stock,

(i)           of which 50,000,000 shares are authorized; and

(ii)	of which 24,278,832 shares are issued and outstanding as at January 14, 2007; and

(b)	shares of Preferred Stock,

(i)           of which 20,000,000 shares are authorized; and

(ii)	of which no shares are issued and outstanding as at January 14, 2007.

The authorized capital of GLGT consists of

(a)	shares of Common Stock,

(i)           of which 100,000,000 shares are authorized; and

(ii)	of which 76,376,998 shares are issued and outstanding as at January 14, 2007; and

(b)	shares of Preferred Stock,

(i)           of which 10,000,000 shares are authorized; and

(ii)	of which no shares are issued and outstanding as at January 14, 2007.

    It is presently contemplated that GLGT and the Shareholders of Smart Wear will enter into an agreement (the “Stock Exchange Agreement”) which calls for the holders of  all of  the Issued and Outstanding shares of Common Stock of Smart Wear (the “Former Smart Wear Shareholders) to deliver their shares to GLGT in exchange for receipt of shares of Preferred Stock of GLGT.

The Share Exchange Agreement shall provide that the Former Shareholders of Smart Wear shall be given the right to register their GLGT Preferred Shares (or any other security into which the Preferred may be converted) for re-sale under the Securities Act of 1993, in such respective amounts and at such times as may be agreed upon by the Parties.

Thus, Smart Wear would become a wholly-owned subsidiary of GLGT. We have not yet determined whether or not Smart Wear would, thereafter, merge (the “Merger”) into GLGT, with GLGT being the surviving corporation.

In addition to existing shareholders of record of Smart Wear who, as at the date of this Letter of Intent, own duly authorized, validly issued, and fully paid-for shares of Common Stock of Smart Wear, you have advised us that there may exist certain persons who may have rights to acquire shares of Common Stock of Smart Wear. In order to avoid the uncertainty this situation may create with respect to the identity and scope of those persons who are entitled to receive shares of Preferred pursuant to the Share Exchange Agreement, the Parties have agreed that, prior to the Closing, there shall be in existence (if there ever were) no persons [other than existing shareholders of record of Smart Wear (as at the date of this Letter of Intent) who own duly authorized, validly issued, and fully paid-for shares of Common Stock of Smart Wear] who have rights to acquire shares of Common Stock of Smart Wear. Furthermore, the Parties also agree that, it is in their mutual best interests that, post Closing, there shall be no shareholder of Smart Wear other than GLGT.

GLGT is presently indebted to various persons, who, as creditors, therefore have claims against GLGT. These claims approximate $150,000.00. Prior to the Closing, these persons will have exchanged those claims for 23,623,002 shares of Common Stock of GLGT pursuant to Section 3 (a) (10) of the Securities Act of 1933. Thus, pre Closing, there shall be Issued and Outstanding 100,000,000 shares of Common Stock of GLGT.

It is the intent of the Parties that, ultimately, 70% of the then Issued and Outstanding shares Common Stock of GLGT shall be owned by the Former Shareholders of Smart Wear (in existence as at the date of the Closing of the Share Exchange Agreement) and 30% of the of the then Issued and Outstanding shares Common Stock of

GLGT shall be owned by those Shareholders of GLGT (in existence as at the date of the Closing of the Share Exchange Agreement.)

In order to effectuate this result, the Parties agree that

(a)
the Share Exchange Agreement shall provide that, if the price of the Common Stock shall be at least $.50 per share, the Board of Directors of GLGT shall, on or after 180 and 360 days, respectively, following the Closing:

(i)	authorize a reverse split of the Common Stock so that, for every five shares of the Common Stock held on the 180th and 360th, respectively, a shareholder would receive three shares;

(b)
the shares of Preferred Stock of GLGT to be issued to the Former Shareholders of Smart Wear shall provide that the shares of the Preferred may be exchanged for shares of the Common so in such a formula as to enable the Former Shareholders of Smart Wear to acquire record ownership of that number of shares of the Common as shall be equal to 70% of the then number of shares of the Common to be Issued and Outstanding.

Section 2. Due Diligence.

During the period of time commencing with (i) the date of this Letter of Intent and (ii) continuing through the “Closing” as the term shall be defined in the Stock Exchange Agreement (the “Due Diligence Period”), each of the Parties, together with its attorneys, accountants, and representatives shall be permitted to make a full and complete investigation of the business of the other and have full access to all of the books, records, contracts, and assets of the other during reasonable business hours. Each of the Parties and its representatives shall also have access to customers, suppliers and employees of the other for the purpose of gaining information, subject to the condition that at least one officer of each Party shall participate in such discussions.

During the Due Diligence Period, the Parties shall consult with each other with a view toward identifying, negotiating, and memorializing the Stock Exchange Agreement and various sundry agreements, such as by way of example, but not limitation:
(a)
No-Shop Covenant. During the Due Diligence Period, and for a period of one year following the Closing, Smart Wear and its principals shall not directly or indirectly through any director, officer, employee, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise,

(i)
solicit, initiate or encourage submission of proposals or offers from any third party, relating to any acquisition or purchase of all or a material portion of the assets of Smart Wear or any equity interest in Smart Wear, or any transaction, consolidation or business combination with Smart Wear, or

(ii)
participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing; and, in that connection,

(A)
Smart Wear and its principals represent that neither they nor any of their subsidiaries or affiliates are a party to or bound by any agreement with respect to any such transaction other than as contemplated by this Letter of Intent.

(b)	Confidentiality. All information communicated between the Parties with regards to
(i)	the contemplated Stock Exchange Agreement;
(ii)	the Parties respective business; and
(iii)
all information exchanged at all times during the negotiations, is confidential and will not be disclosed to anyone other than their respective advisors and internal staff of the parties and necessary third parties, such as lenders approached for financing.  No press or other publicity release will be issued to the general public concerning the proposed transaction without mutual written consent unless required by law, and then only upon prior written notice to the other Party.

(c)	Non-competition Agreements. GLGT and its principals shall execute non-competition agreements containing non-circumvention and non-interference provisions respecting the Merger.

Section 3.  Audits and SEC Filings.

Smart Wear’s Audit

Smart Wear is presently undergoing an audit of its financial statements and elated statements of income and retained earnings for the periods ending 12/31/05, 12/3/06, and 12/31/07 (the “Audited Financial Statements”). It is anticipated that the Audited Financial Statements will be completed within 30 to 45 days from the date of this Letter of Intent.

The Audited Financial Statements shall be prepared in accordance with generally accepted accounting principles consistently followed by Smart Wear throughout the periods indicated. The Audited Financial Statements shall fairly present the financial condition of Smart Wear at the dates indicated and the results of its operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of Smart Wear, fixed or contingent, and of whatever nature. The Audited Financial Statements shall be an exhibit to the Stock Exchange Agreement.

In the meantime, Smart Wear will provide GLGT with interim, unaudited financial statements and elated statements of income and retained earnings for the periods ending 12/31/05, 12/31/06, and 12/31/07 (the “Unaudited Financial Statements”). The Audited Financial Statements shall fairly present the financial condition of Smart Wear at the dates indicated and the results of its operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of Smart Wear, fixed or contingent, and of whatever nature; provided, however, that GLGT acknowledges that the Unaudited Financial Statements have not been audited and may be subject to revision pending receipt of the Audited Financial Statements for the same periods. Accordingly, by way of example, and not limitations, such items as the Share Exchange Ratio may be adjusted before the Closing of the Stock Exchange Agreement.

GLGT’s SEC Filings.

Smart Wear understands that GLGT will have to amend certain of its filings with, and submit additional filings to, the SEC (“GLGT’s SEC Filings”), and, in order to induce GLGT to enter into and deliver this Letter of Intent to Smart Wear, Smart Wear is willing to, and within 5 days upon the execution of this Letter of Intent, Smart Wear will advance to GLGT the sum of $15,000.00 to enable GLGT to make these SEC Filings.

Section 4. Conduct of Business.

During the Due Diligence Period, the Parties shall continue to operate their respective business as usual.

Section 5. Costs.

Except as set forth in Section 4. concerning GLGT’s SEC Filings, the Parties shall each bear their own costs and expenses, including without limitation, fees of legal counsel, accountants, and other consultants or representatives incurred in connection with the transactions contemplated hereby, whether or not they are consummated.

Section 6. Governing Law; Jurisdiction.

(a)           This Letter of Intent shall be interpreted, construed and enforced according to the laws of the State of New York, without regard to the conflicts of law rules or principles except as required by mandatory provisions of law.

(b)           The Parties to the full extent permitted by law, hereby knowingly, intentionally and voluntarily, with and upon the advice of competent counsel,

(i)            submit to personal jurisdiction in the State of New York over any suit, action or proceeding by any person arising from or relating to this agreement,

(ii)            agree that any such action, suit or proceeding may be brought in any state or federal court of competent jurisdiction sitting in the County of New York, State of New York,

(iii)   submit to the jurisdiction of any federal or state court of competent jurisdiction located in the County of New York, State of New York

(c)           the Parties, to the full extent permitted by law, hereby knowingly, Section 6. Governing Law; Jurisdiction.

intentionally and voluntarily, with and upon the advice of competent counsel, waive, relinquish, and forever forgo, the right to a trial by jury in any action or proceeding

(i)           based upon, arising out of, or in any way relating to this Letter of Intent; or

(ii)          any conduct, act or omission of any Party hereto (or any of its members, managers, employees, agents or attorneys, or any other persons associated with such party), in each of the foregoing cases, whether sounding in contract, tort or otherwise.

(ii)
any conduct, act or omission of any Party hereto (or any of its members, managers, employees, agents or attorneys, or any other persons associated with such party), in each of the foregoing cases, whether sounding in contract, tort or otherwise.

Section 7. Conditions to Closing.

The transactions contemplated hereby shall be subject to the fulfillment of the following conditions:

(a)           Satisfactory completion of due diligence by the Parties;

(b)           Shareholder and director approval of each respective Party, as required.

(c)           The negotiation and execution of definitive documentation containing customary terms and conditions for transactions similar to Stock Exchange Agreement transactions involving similar parties.

Section 8. Miscellaneous.

This Letter of Intent constitutes the entire understanding among the Parties and supersedes all prior communications, agreements, and understandings, written or oral, with respect to the Proposed Business Combination.
This Letter of Intent may be signed in counterparts, all of which shall constitute the same agreement and shall bind and inure to the benefit of the Parties and their respective successors and assigns.

If the foregoing is in accordance with your understanding, please sign this Letter of Intent in the space indicated below and return it to us for receipt not later than 5:00 p.m. (Easter Daylight Time) on January 23, 2008.
The proposal contained herein will expire unless we have received this letter signed within this time period or if sooner rejected.

Very truly yours,
Global General Technologies, Inc.

By:  _/s/_________________________________

The foregoing is hereby agreed to and accepted by Smart Wear Technologies Inc. this 23rd day of January 2008

Smart Wear Technologies Inc.

By:  _/s/_________________________________
Robert Reed, President